Exhibit 99.8

PRO FORMA VALUATION UPDATE REPORT

SECOND-STEP CONVERSION

BV Financial, Inc.  ½ Baltimore, Maryland

HOLDING COMPANY FOR:

BayVanguard Bank ½ Baltimore, Maryland

Dated as of April 14, 2023

1311-A Dolley Madison Boulevard

Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

April 14, 2023

Boards of Directors

Bay-Vanguard, M.H.C.

BV Financial, Inc.

BayVanguard Bank

7114 North Point Road

Baltimore, Maryland 21219

Members of the Boards of Directors:

We have completed and hereby provide an updated appraisal (the “Update”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”), and applicable regulatory interpretations thereof. Our original appraisal report, dated February 24, 2023 (the “Original Appraisal”), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

The Boards of Directors of Bay-Vanguard, M.H.C. (the “MHC”) and BV Financial, Inc. (“BV Financial” or the “Company”) have approved the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, BV Financial, which currently owns all of the issued and outstanding common stock of BayVanguard Bank (the “Bank”), will remain in existence and the MHC will be merged into BV Financial and the MHC will no longer exist. As of March 31, 2023, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 86.21% of the common stock (the “MHC Shares”) of the Company. The remaining 13.79% of BV Financial’s common stock is owned by public stockholders.

It is our understanding that BV Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans consisting of the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), BV Financial will be 100% owned by public shareholders, the publicly-held shares of the Company will be exchanged for shares in BV Financial at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with BVFL.

1311-A Dolley Madison Boulevard, Suite 2A	Main: (703) 528-1700
McLean, VA 22101	Fax: (703) 528-1788
mail@rpfinancial.com	www.rpfinancial.com

Boards of Directors

April 14, 2023

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in BV Financial’s financial condition, including financial data through March 31, 2023; (2) an updated comparison of BV Financial’s financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the Original Appraisal.

The estimated pro forma market value is defined as the price at which BV Financial’s common stock, immediately upon completion of the second-step offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations

1.	Financial Results

Table 1 presents summary balance sheet and income statement details for the 12 months ended December 31, 2022 and updated financial information through March 31, 2023. BV Financial’s assets increased by $12.6 million or 1.49% from December 31, 2022 to March 31, 2023. Asset growth was primarily driven by loan growth and, to a lesser extent, an increase in investment securities, which was partially offset by a decrease in cash and cash equivalents. Overall, cash and investments (inclusive of FHLB stock) remained essentially stable, increasing from $113.3 million or 13.41% of assets at December 31, 2022 to $113.4 million or 13.22% of assets at March 31, 2023. Loans receivable increased from $659.1 million or 78.01% of assets at December 31, 2022 to $672.8 million or 78.46% of assets at March 31, 2023.

Updated credit quality measures showed an decrease in non-performing assets during the quarter ended March 31, 2023, which was primarily due to decreases in non-accruing loans. BV Financial’s non-performing assets decreased from $9.0 million or 1.08% of assets at December 31, 2022 to $7.8 million or 0.91% of assets at March 31, 2023. As of March 31, 2023, non-performing assets consisted of $4.6 million of non-accruing loans, $1.2 million of performing troubled debt restructured loans and $2.0 million of other real estate owned.

Asset growth during the quarter ended March 31, 2023 was primarily funded by growth in borrowed funds. Borrowings increased from $49.0 million or 5.80% of assets at December 31, 2022 to $74.6 million or 8.70% of assets at March 31, 2023. Borrowings were increased in reaction to a decline in deposit funds, as deposit customers withdrew funds to use

Boards of Directors

April 14, 2023

Table 1

BV Financial, Inc.

Recent Financial Data

	At December 31, 2022		At March 31, 2023
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$844,963	100.00%	$857,525	100.00%
Cash, cash equivalents	68,156	8.07	64,112	7.58
Investment securities	44,212	5.23	47,204	5.50
Loans receivable, net	659,131	78.01	672,798	78.46
FHLB stock	977	0.12	2,052	0.24
Bank owned life insurance	19,983	2.36	19,335	2.25
Goodwill/Core deposit intangible	15,615	1.85	15,568	1.82

Deposits	684,618	81.02	666,989	77.78
Borrowings	49,039	5.80	74,592	8.70
Equity	97,751	11.57	100,653	11.74
Tangible equity	82,136	9.72	85,085	9.92

	12 Months Ended		12 Months Ended
	December 31, 2022		March 31, 2023
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$33,350	3.95%	$35,625	4.18%
Interest expense	(3,430)	(0.41)	(4,047)	(0.47)

Net interest income	29,920	3.54	31,578	3.70
Provisions for loan losses	(1,038)	(0.12)	(863)	(0.10)

Net interest income after prov.	28,882	3.42	30,715	3.60

Non-interest operating income	4,325	0.51	3,974	0.47
Bargain purchase gain	1,340	0.16	1,010	0.12
Non-interest operating expense	(19,994)	(2.37)	(20,336)	(2.38)

Income before income tax expense	14,553	1.72	15,363	1.80
Income tax provision	(4,029)	(0.48)	(4,141)	(0.49)

Net income	$10,524	1.24%	$11,222	1.31%

Sources:	BV Financial’s prospectus, audited and unaudited financial statement and RP Financial calculations.

for reinvestment in higher earning investments. The reduction in deposits mostly occurred in non-interest bearing deposit accounts. Deposits declined from $684.6 million or 81.02% of assets at December 31, 2022 to $667.0 million or 77.78% of assets at March 31, 2023. BV Financial’s equity increased from $97.8 million or 11.57% of assets at December 31, 2022 to $100.7 million or 11.74% of assets at March 31, 2023. The increase in capital was primarily due to the retention of earnings.

Boards of Directors

April 14, 2023

BV Financial’s operating results for the 12 months ended December 31, 2022 and March 31, 2023 are also set forth in Table 1. The Company’s reported earnings increased from $10.5 million or 1.24% of average assets for the 12 months ended December 31, 2022 to $11.2 million or 1.31% of average assets for the 12 months ended March 31, 2023. The increase in net income was realized through an increase in net interest income and lower provisions for loan losses, which were partially offset by increases in operating expenses and lower non-interest income.

BV Financial’s net interest income increased from $29.9 million or 3.54% of average assets for the 12 months ended December 31, 2022 to $31.6 million or 3.70% of average assets for the 12 months ended March 31, 2023. The increase in net interest income was due to an increase in interest income, offset in part by higher interest expense. The increases in interest income was largely due to the current much higher interest rate environment, which has increased yields on cash equivalents, investment securities and loans. Higher funding costs due to the higher interest rate environment accounted for the increase in interest expense, which was partially offset by an increase in interest-bearing liabilities. Overall, the Company’s interest rate spread increased from 3.33% during the quarter ended March 31, 2022 to 4.06% during the quarter ended March 31, 2023.

Operating expenses increased from $20.0 million or 2.37% of average assets for the 12 months ended December 31, 2022 to $20.3 million or 2.38% of average assets for the 12 months ended March 31, 2023. The increase in operating expenses was related in part to higher compensation and benefits expense and other expenses as the Company has grown. Overall, BV Financial’s updated ratios for net interest income and operating expenses provided for a slight decrease in the expense coverage ratio (net interest income divided by operating expenses) from 1.57x for the 12 months ended December 31, 2022 to 1.55x for the 12 months ended March 31, 2023.

Non-interest operating income was lower during the most recent 12 month period, decreasing from $4.3 million or 0.51% of average assets for the 12 months ended December 31, 2022 to $4.0 million or 0.47% of average assets for the 12 months ended March 31, 2023. Gains on the sale of mortgage loans were minimal in both periods. Overall, when factoring non-interest operating income into core earnings, the Company’s updated efficiency ratio of 57.20% (operating expenses as a percent of net interest income and non-interest operating income) was slightly more compared to the 55.97% efficiency ratio recorded for the 12 months ended December 31, 2022.

Lower loan loss provisions were established during the most recent 12 month period, decreasing from $1.0 million or 0.12% of average assets for the 12 months ended December 31, 2022 to $0.9 million or 0.10% of average assets for the 12 months ended March 31, 2023. The lower loan loss provisions established during the most recent 12-month period took into consideration loan growth recorded during the quarter ended March 31, 2023, as well as the continued economic uncertainty associated with inflation and the overall health of the banking industry. As of March 31, 2023, the Company maintained an allowance for loan losses of $8.385 million equal to 144.57% of non-performing loans.

The bargain purchase gain from the North Arundel Savings Bank acquisition was a source of non-operating income for the Company, which decreased from $1.3 million or 0.16% of average assets for the 12 months ended December 31, 2022 to $1.0 million or 0.12% of average assets for the 12 months ended March 31, 2023.

Boards of Directors

April 14, 2023

The income tax expense increased from $4.0 million or 0.48% of average assets for the 12 months ended December 31, 2022 to $4.1 million or 0.49% of average assets for the 12 months ended March 31, 2023. The increase in the income tax expense was primarily due to an increase in pre-tax income during the most recent 12 month period.

2.	Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for BV Financial and the Peer Group. The Company’s and the Peer Group’s ratios are based on financial results through March 31, 2023, or the most recent 12-month period available for the Peer Group companies.

In general, the comparative balance sheet ratios for the Company and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Company’s updated interest-earning asset composition reflected a lower concentration of cash and investments and a higher concentration of loans. Overall, the Company’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 91.44% and 94.55%, respectively.

BV Financial’s updated funding composition continued to show similar concentrations of deposits and borrowings relative to the comparable Peer Group ratios. Updated interest-bearing liabilities-to-assets ratios equaled 86.48% and 86.41% for the Company and the Peer Group, respectively. BV Financial’s updated tangible equity-to-assets ratio equaled 9.92%, which remained below the comparable Peer Group ratio of 12.07%. Overall, BV Financial’s updated interest-earning assets-to-interest-bearing liabilities (“IEA/IBL”) ratio equaled 105.74%, which remained below the comparable Peer Group ratio of 109.43%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds should serve to increase BV Financial’s IEA/IBL ratio to a ratio that exceeds the Peer Group’s ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for BV Financial are based on the 15 months ended March 31, 2023, while the Peer Group ratios are based on annual growth rates for the 12 months ended March 31, 2023. BV Financial recorded a 4.14% annualized increase in assets, which was realized through an 11.92% increase in loans and a 22.65% decrease in cash and investments. Comparatively, average asset growth for the Peer Group equaled 3.96%, which was realized through a 14.40% increase in loans and a 23.91% decrease in cash and investments.

On the funding side of the balance sheet, asset growth for BV Financial was funded by a 75.88% annualized increase in borrowings, offset slightly by a nominal reduction in deposits over the time period examined. Comparatively, asset growth for the Peer Group was funded by a 4.12% increase in deposits and a 48.29% increase in borrowings. The dollar amount of increase in borrowings was less given the smaller balance and proportion of borrowings on the balance

Boards of Directors

April 14, 2023

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2022 or the Most Recent Date Available.

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equivalents	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. & Sub debt	Total Equity	Tangible Equity	Tier 1 Leverage	Tier 1 Risk-Based	Risk-Based Capital
BV Financial, Inc.
March 31, 2023			7.48%	5.50%	2.25%	78.46%	77.78%	4.37%	4.33%	11.74%	1.82%	9.92%	4.14%	-22.65%	11.92%	-1.54%	75.88%	16.18%	20.02%	13.39%	16.76%	17.34%

Comparable Group
Averages			3.00%	18.94%	2.01%	72.61%	80.64%	5.60%	0.17%	12.54%	0.48%	12.07%	3.96%	-23.91%	14.40%	4.12%	48.29%	-7.47%	-7.67%	11.75%	14.41%	15.43%
Medians			2.79%	20.44%	1.98%	72.05%	81.65%	3.33%	0.00%	11.16%	0.01%	11.16%	3.46%	-25.86%	13.79%	3.60%	51.35%	-7.82%	-8.48%	10.54%	14.33%	15.54%

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	5.22%	22.25%	2.64%	66.24%	71.40%	13.16%	0.00%	13.88%	0.00%	13.88%	0.63%	-19.71%	10.69%	0.84%	28.90%	-17.09%	-17.09%	11.86%	16.64%	17.46%
AFBI	Affinity Bancshares, Inc.	GA	3.33%	9.33%	1.99%	80.49%	83.05%	1.61%	0.00%	14.80%	2.35%	12.45%	0.41%	-38.50%	10.61%	7.24%	-74.03%	-3.20%	-3.59%	10.97%	11.86%	13.11%
HMNF	HMN Financial, Inc.	MN	3.31%	22.58%	0.00%	71.01%	89.58%	0.05%	0.00%	8.88%	0.07%	8.81%	2.49%	-25.56%	18.28%	3.29%	35.97%	-11.54%	-11.61%	9.14%	11.48%	12.65%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	3.55%	18.62%	1.15%	73.10%	89.88%	1.43%	0.00%	8.44%	0.00%	8.44%	0.92%	-26.15%	13.45%	1.18%	94.91%	-8.84%	-8.84%	9.99%	14.08%	15.25%
IROQ	IF Bancorp, Inc.	IL	1.18%	25.73%	1.77%	68.14%	81.01%	9.22%	0.00%	8.63%	0.00%	8.63%	6.62%	-12.43%	14.13%	3.91%	117.37%	-17.81%	-17.81%	9.88%	NA	NA
MGYR	Magyar Bancorp, Inc.	NJ	0.96%	12.41%	2.16%	81.07%	82.29%	4.04%	0.00%	12.16%	0.00%	12.16%	5.25%	-32.45%	15.99%	4.39%	30.30%	1.50%	1.50%	11.23%	14.58%	15.83%
NECB	Northeast Community Bancorp, Inc.	NY	6.70%	3.21%	1.82%	85.07%	78.74%	1.68%	0.00%	18.39%	0.01%	18.37%	16.32%	-26.43%	25.22%	21.01%	-23.16%	4.22%	4.41%	16.50%	13.33%	13.66%
PROV	Provident Financial Holdings, Inc.	CA	1.95%	14.07%	NA	81.85%	74.37%	14.30%	0.00%	10.17%	0.00%	10.17%	7.50%	-32.56%	22.10%	-1.16%	121.59%	1.02%	1.02%	9.55%	17.87%	18.74%
RVSB	Riverview Bancorp, Inc.	WA	1.54%	28.96%	1.98%	62.67%	85.44%	2.62%	1.68%	9.51%	1.72%	7.79%	-5.01%	-23.54%	5.80%	-7.29%	84.35%	-6.81%	-8.11%	10.10%	15.46%	16.71%
WMPN	William Penn Bancorporation	PA	2.27%	32.22%	4.56%	56.51%	70.66%	7.86%	0.00%	20.58%	0.63%	19.95%	4.43%	-1.80%	7.75%	7.82%	66.72%	-16.20%	-16.54%	18.26%	NA	NA

(1)	Includes loans held for sale.
(2)	As of September 30, 2022 or the latest date available.

Source: S&P Global Market Intelligence, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

Boards of Directors

April 14, 2023

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2022 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
			Net Income (2)	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate (2)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
BV Financial, Inc.
March 31, 2023			1.32%	4.18%	0.47%	3.70%	0.10%	3.60%	0.00%	0.47%	2.38%	0.12%	0.00%	0.49%	4.35%	0.25%	4.10%	$7,483	26.95%

Comparable Group
Averages			0.86%	3.67%	0.37%	3.30%	0.05%	3.25%	0.08%	0.44%	2.53%	-0.04%	0.00%	0.28%	3.89%	0.58%	3.31%	$7,786	23.93%
Medians			0.84%	3.33%	0.36%	3.04%	0.05%	3.01%	0.06%	0.40%	2.48%	-0.01%	0.00%	0.29%	3.55%	0.57%	3.12%	$7,742	26.22%

Comparable Group(2)
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	-0.03%	3.06%	0.37%	2.69%	0.04%	2.65%	0.06%	0.40%	3.03%	-0.13%	0.00%	-0.03%	3.27%	0.62%	2.65%	$5,466	NM
AFBI	Affinity Bancshares, Inc.	GA	0.93%	4.17%	0.31%	3.86%	0.09%	3.77%	NA	NA	2.79%	-0.08%	0.00%	0.28%	4.47%	0.56%	3.91%	$8,608	23.51%
HMNF	HMN Financial, Inc.	MN	0.75%	3.21%	0.19%	3.02%	0.10%	2.92%	0.22%	0.60%	2.69%	0.00%	0.00%	0.30%	3.30%	0.31%	2.99%	$6,643	28.62%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.99%	3.74%	0.36%	3.38%	0.15%	3.24%	0.15%	0.29%	2.53%	0.00%	0.00%	0.16%	4.03%	0.50%	3.53%	$7,589	13.93%
IROQ	IF Bancorp, Inc.	IL	0.69%	3.40%	0.51%	2.89%	0.10%	2.80%	0.03%	0.60%	2.44%	-0.06%	0.00%	0.25%	3.50%	0.62%	2.88%	$7,421	26.22%
MGYR	Magyar Bancorp, Inc.	NJ	1.01%	3.88%	0.44%	3.44%	0.07%	3.37%	0.10%	0.22%	2.27%	0.00%	0.00%	0.42%	4.09%	0.71%	3.38%	$9,029	29.46%
NECB	Northeast Community Bancorp, Inc.	NY	1.95%	5.65%	0.64%	5.01%	0.03%	4.98%	0.00%	0.26%	2.41%	-0.12%	0.00%	0.75%	6.00%	1.31%	4.69%	$10,311	27.84%
PROV	Provident Financial Holdings, Inc.	CA	0.71%	3.18%	0.34%	2.83%	-0.07%	2.90%	NA	NA	2.23%	0.00%	0.00%	0.31%	3.25%	0.44%	2.81%	$7,895	30.12%
RVSB	Riverview Bancorp, Inc.	WA	1.13%	3.19%	0.14%	3.05%	-0.04%	3.09%	0.00%	0.72%	2.33%	0.00%	0.00%	0.34%	3.37%	0.14%	3.23%	$6,856	23.16%
WMPN	William Penn Bancorporation	PA	0.46%	3.25%	0.41%	2.84%	0.00%	2.84%	NA	NA	2.54%	-0.02%	0.00%	0.07%	3.59%	0.57%	3.02%	$8,043	12.46%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2)	For the 12 months ended December 31, 2022, or the most recent 12 month period.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

Boards of Directors

April 14, 2023

versus a decrease of 7.67% for the Peer Group. As noted in the Original Appraisal, the Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Table 3 displays comparative operating results for BV Financial and the Peer Group, based on the Company’s earnings for the 12 months ended March 31, 2023 and December 31, 2022 for the Peer Group or the most recent 12-month period available for the Peer Group companies. BV Financial and the Peer Group reported net income to average assets ratios of 1.32% and 0.86% (average), respectively. A higher ratio for net interest income, lower operating expenses and higher non-recurring income continued to represent earnings advantages for the Company, which were slightly offset by earnings advantages maintained by the Peer Group with respect to a higher ratio for non-interest operating income and a lower ratio for loan loss provisions.

In terms of core earnings strength, updated expense coverage ratios posted by BV Financial and the Peer Group equaled 1.55x and 1.22x respectively, as the Company’s higher net interest income provided the income support. The Company’s higher net interest income ratio was realized through maintenance of a higher interest income ratio, which was partially offset by the Peer Group’s lower interest expense ratio.

Non-interest operating income remained a similar contributor to the Peer Group’s earnings, as such income amounted to 0.47% and 0.52% of the Company’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account, the Company’s updated efficiency ratio of 57.20% remained lower or more favorable than the Peer Group’s efficiency ratio of 71.12%.

Loan loss provisions were a slightly more significant factor in the Company’s updated earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.10% and 0.05% (average) of average assets, respectively.

The Company’s updated earnings showed non-operating gains of 0.12% of average assets, which remained above the comparable Peer Group ratio of a loss of 0.04% on average. As set forth in the Original Appraisal, typically such gains and losses are discounted in the valuation analyses as they tend to have a relatively high degree of volatility, and, thus, are not considered part of core operations. Extraordinary items remained a non-factor in the Company’s and the Peer Group’s updated earnings.

The Company’s updated effective tax benefit equaled 26.95%, versus an effective tax rate of 23.93% for the Peer Group on average. As set forth in the prospectus, the Company’s effective marginal tax rate is equal to 27.0%.

The Company’s updated credit quality measures generally implied a slightly greater degree of credit risk exposure, relative to the Peer Group’s implied credit risk exposure. As shown in Table 4, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.91% and 0.85%, respectively, versus comparable measures of 0.52% and 0.51% (averages) for the Peer Group. As noted in the Original Appraisal, the measures for non-performing

Boards of Directors

April 14, 2023

Table 4

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2022 or the Most Recent Date Available.

		REO/ Assets	NPAs & 90+Del/ Assets (1)	Adj NPAs & 90+Del/ Assets (2)	NPLs/ Loans (3)	Rsrves/ Loans HFI	Rsrves/ NPLs (3)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (4)		NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
BV Financial, Inc.
March 31, 2023		0.24%	0.91%	0.77%	0.85%	1.23%	144.57%	106.90%	-$	101	-0.01%

Comparable Group
Averages		0.06%	0.52%	0.31%	0.51%	1.04%	201.51%	201.43%		$67	0.01%
Medians		0.00%	0.48%	0.16%	0.38%	1.19%	134.97%	117.28%		$26	0.01%

Comparable Group
PyraMax Bank, F.S.B.	WI	0.00%	0.21%	0.14%	0.31%	0.88%	284.96%	284.96%	-$	138	-0.04%
Affinity Bank	GA	0.37%	1.27%	1.21%	1.07%	1.45%	134.97%	92.75%		$0	0.00%
Home Federal Savings Bank	MN	0.00%	0.20%	0.17%	0.27%	1.31%	480.01%	480.01%		$71	0.01%
Home Federal Bank	LA	0.05%	0.39%	0.37%	0.45%	1.13%	251.47%	215.38%		$235	0.06%
Iroquois Federal Savings and Loan Association	IL	0.00%	0.05%	0.02%	0.05%	1.26%	NA	NA		$52	0.01%
Magyar Bank	NJ	0.04%	0.91%	0.51%	1.06%	1.30%	122.04%	117.28%		$0	0.00%
NorthEast Community Bank	NY	0.10%	0.10%	0.10%	0.00%	0.45%	NA	374.04%		$210	0.02%
Provident Savings Bank, F.S.B.	CA	0.00%	0.67%	0.08%	0.82%	0.56%	68.13%	68.13%		$0	0.00%
Riverview Bank	WA	0.00%	0.82%	0.02%	0.07%	1.43%	NA	111.29%		$0	0.00%
William Penn Bank	PA	0.00%	0.56%	0.49%	0.97%	0.67%	69.01%	69.01%		$236	0.05%

(1)	NPAs are defined as nonaccrual loans, performing TDRs, and OREO.
(2)	Adjusted NPAs are defined as nonaccrual loans and OREO (performing TDRs are excluded).
(3)	NPLs are defined as nonaccrual loans and performing TDRs.
(4)	Net loan chargeoffs are shown on a last twelve month basis.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

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assets/assets and non-performing loans/loans include accruing loans that are classified as troubled debt restructurings, which accounted for approximately 15% of the Company’s non-performing assets at March 31, 2023. The Company’s and the Peer Group’s loss reserves as a percent of non-performing loans equaled 101.94% and 215.18%, respectively. Loss reserves maintained as percent of loans receivable equaled 1.23% for the Company, versus 1.04% on average for the Peer Group. However, this comparison is limited as BV Financial has implemented the CECL reserve analysis in the March 2023 numbers, while the Peer Group’s numbers continue to reflect December 31, 2023 pre-CECL analysis. Net loan charge-offs were a similar factor for the Company and the Peer Group, as net loan charge-offs as a percent of loans equaled a recovery of 0.01% for the Company and net chargeoffs of 0.01% for the Peer Group.

3.	Stock Market Conditions

Since the date of the Original Appraisal, the overall performance of the broader stock market has generally been slightly positive. A general downward trend continued in the broader stock market going into the second half of February, as stronger than expected inflation data further heightened concerns that Federal Reserve tightening would last longer than investors had anticipated. All three of the U.S. stock indexes posted losses for the month of February. Defensive stocks led the market higher at the start of March, which was followed by sinking at the beginning of the second week of March after the Federal Reserve Chairman said the Federal Reserve would likely lift rates more than previously expected to fight inflation.

A significant event occurred in mid-March as bank stocks led the market lower to close out the second week of March, as investors reacted to SVB Financial Group reporting a $2 billion loss on the sale of assets following a larger-than-expected decline in deposits and the subsequent takeover of Silicon Valley Bank by the FDIC, representing the second largest bank failure in history. Further, Signature Bank, headquartered in New York, also failed based on its activities related to crypto deposits, resulting in the third largest bank failure in history. While the banking sector was notably lower based on these events, the general market was less affected. With investors remaining on edge about further bank failures and the heightened risk that banking-sector turmoil could tip the U.S. economy into a recession, volatility prevailed in the broader stock market in mid- and late March. The major market indexes followed an upward trend throughout late March and the first half of April 2023, as fears of further problems in the banking sector abated and certain data regarding inflation and employment trends were positive. From a recent low of 31819,14 on March 10, 2023 (the day of the two bank failures), on April 14, 2023, the DJIA closed at 33886.47 or 3.26% higher since the date of the Original Appraisal. Similarly, from a recent low of 11138.89 on March 10, 2023 (the day of the two bank failures), on April 14, 2023, the NASDAQ closed at 12123.47 or 6.39% higher since the date of the Original Appraisal.

Regarding financial institution stocks, fourth quarter earnings season translated into a narrow trading range for bank stocks through mid-February, which was followed by bank stocks trading lower along with the selloff in the broader stock market as inflation data raised expectations that the Federal Reserve would keep interest rates higher for longer than had been anticipated. A generally stable market prevailed for bank stocks at the end of February and into early-March, which was followed by a sharp selloff in the banking sector through mid-March. The selloff was ignited by the collapse as discussed above of Silicon Valley Bank followed by the failure of Signature Bank, which raised fears that more banks could be in trouble. Subsequent to

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the bank failures, actions by the Federal Reserve in supplying liquidity and support for the markets resulted in some gains in bank stock pricing, but such pricing remained volatile. In regards to the performance of the S&P U.S. BMI Banks Index, such index fell by 18.0% for the week ended Monday March 13, 2023 to 128.93, reflecting the impact of the two bank failures. Subsequent to this date, the BMI Index has been relatively volatile, and closed at 130.41 on April 14, 2023, representing a decline of 17.0% since the date of the Original Appraisal and minimal change since March 13, 2023.

Table 4 presents a comparative pricing analysis of the Peer Group and all publicly-traded thrifts, based on closing stock market prices as of February 24, 2023 and April 14, 2023. Since the date of the Original Appraisal, the updated pricing measures for the Peer Group and the thrift industry in general both reflect notable declines similar as was recorded by the U.S. BMI Banks Index, with declines in the general range of 11% to 14% for the Peer Group and 16% to 19% for the industry overall. Since the date of the Original Appraisal, the stock prices of all ten Peer Group companies were lower as of April 14, 2023, with the average and median stock prices declining by 11.81% and 9.9% respectively.

Table 5

Peer Group and Thrift Industry

Average Pricing Characteristics

	At Feb. 24, 2023		At Apr. 14, 2023		% Change
Peer Group
Price/Earnings (x)	10.96	x	9.75	x	(11.04%)
Price/Core Earnings (x)(1)	10.45		9.32		(10.80)
Price/Book (%)	92.38%		80.61%		(12.74)
Price/Tangible Book(%)	96.66		84.27		(12.82)
Price/Assets (%)	11.20		9.69		(13.48)
Avg. Mkt. Capitalization ($Mil)	$109.75		$94.84		(13.59)

All Publicly-Traded Thrifts
Price/Earnings (x)	13.85	x	11.25	x	(18.77%)
Price/Core Earnings (x)	12.87		12.07		(6.22)
Price/Book (%)	98.25%		82.49%		(16.04)
Price/Tangible Book(%)	107.99		90.47		(16.22)
Price/Assets (%)	12.30		10.18		(17.24)
Avg. Mkt. Capitalization ($Mil)	$539.63		$453.78		(15.91)

(1)	Utilizes seven Peer Group members that had meaningful earnings multiples in both the Original Appraisal and this Update.

Source: S&P Global Market Intelligence

As set forth in the Original Appraisal, the “new issue” market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan

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purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 6, two standard conversions and one second-step conversion offering have been completed in the most recent 12-month period. The single second step conversion, First Seacoast Bancorp, Inc. of NH, is most comparable to BV Financial’s conversion, and the most recent conversion to close (on January 20, 2023). First Seacoast’s closing pro forma price/tangible book ratio equaled 74.1%. First Seacoast’s stock was issued at a price of $10.00 per share, and reflected price appreciation of 3.5% after the first week of trading and 2.8% after one month of trading, or as of February 20, 2023. Reflecting the impact of the banking sector pricing decline noted above, First Seacoast’s stock price fell to $8.67 as of April 14, 2023 or a decline of 13.30% from the offering price.

As set forth in the Original Appraisal, RP Financial’s analysis of stock market conditions also considered recent trading activity in BVFL’s stock. Since the date of the Original Appraisal, the trading price of the Company’s stock has declined by 37.0%, from a price of $34.70 at February 24, 2023 to $21.85 as of April 14, 2023.

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to BV Financial’s pro forma value based upon our comparative analysis to the Peer Group:

Key Valuation Parameters:	Previous Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Upward
Asset Growth	Slight Upward
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

In terms of balance sheet strength, on a pro forma basis the Company’s updated financial condition continued to warrant a slight upward adjustment based on the Company’s favorable asset/liability composition, stronger pro forma capital position, higher indicated return on assets and higher pro forma IEA/IBL ratio. A moderate upward adjustment remained appropriate for

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Table 6

Pricing Characteristics and After-Market Trends

Conversions Completed in Last 12 Months through April 14, 2023

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality								% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial Div. Yield								First Trading Day		After First Week(3)		After First Month(4)
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offer	% of Mid.	Exp./ Proc.	Form	Public Off. Inc. Fdn.	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.		P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price		% Chg		% Chg		% Chg	Thru 4/14/23	% Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
ECB Bancorp, Inc., MA	7/28/22 ECBK-NASDAQ		$689	11.42%	0.11%	589%	$89.2	100%	96%	2.7%	C/S	$600/2.83%	8.0%	4.0%	10.0%	3.8%	0.00%	59.3%	19.1x	12.0%	0.6%	20.2%	3.1%	$10.00	$14.09	40.9%	$14.13	41.3%	$14.06	40.6%	$12.91	29.1%
VWF Bancorp, Inc., OH	7/14/22 VWFB-OTCQB		$137	17.62%	0.17%	96%	$19.2	100%	87%	7.8%	N.A.	N.A.	8.0%	4.0%	10.0%	25.1%	0.00%	51.8%	NM	12.8%	0.1%	24.8%	0.3%	$10.00	$12.90	29.0%	$14.50	45.0%	$14.90	49.0%	$14.25	42.5%
	Averages - Standard Conversions:		$413	14.52%	0.14%	342%	$54.2	100%	92%	5.2%	N.A.	N.A.	8.0%	4.0%	10.0%	14.4%	0.00%	55.5%	19.1x	12.4%	0.4%	22.5%	1.7%	$10.00	$13.50	35.0%	$14.32	43.2%	$14.48	44.8%	$13.58	35.8%
	Medians - Standard Conversions:		$413	14.52%	0.14%	342%	$54.2	100%	92%	5.2%	N.A.	N.A.	8.0%	4.0%	10.0%	14.4%	0.00%	55.5%	19.1x	12.4%	0.4%	22.5%	1.7%	$10.00	$13.50	35.0%	$14.32	43.2%	$14.48	44.8%	$13.58	35.8%
Second Step Conversions
First Seacoast Bancorp, Inc., NH	1/20/23 FSEA-NASDAQ		$524	9.11%	0.00%	717%	$28.1	55%	85%	5.7%	N.A.	N.A.	8.0%	4.0%	10.0%	1.5%	0.00%	74.1%	30.6x	9.3%	0.3%	12.6%	2.4%	$10.00	$10.35	3.5%	$10.39	3.9%	$10.28	2.8%	$8.67	-13.3%
	Averages - Second Step Conversions:		$524	9.11%	0.00%	717%	$28.1	55%	85%	5.7%	N.A.	N.A.	8.0%	4.0%	10.0%	1.5%	0.00%	74.1%	30.6x	9.3%	0.3%	12.6%	2.4%	$10.00	$10.35	3.5%	$10.39	3.9%	$10.28	2.8%	$8.67	-13.3%
	Medians - Second Step Conversions:		$524	9.11%	0.00%	717%	$28.1	55%	85%	5.7%	N.A.	N.A.	8.0%	4.0%	10.0%	1.5%	0.00%	74.1%	30.6x	9.3%	0.3%	12.6%	2.4%	$10.00	$10.35	3.5%	$10.39	3.9%	$10.28	2.8%	$8.67	-13.3%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	April 14, 2023

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earnings, as the Company’s core earnings based on the comparable efficiency ratio and pro forma return on average assets remained more favorable compared to the Peer Group ratios. The Company’s pro forma return on equity is projected to be slightly lower than the Peer Group, but BV Financial has shown the ability to likely leverage the conversion proceeds and improve the eventual return on equity. A slight upward adjustment remained appropriate for the Company’s asset growth, based on the Company’s continued similar historical asset growth, which was primarily realized through stronger loan growth, and the Company’s greater pro forma leverage capacity as the result of its higher pro forma capital position.

The general market for financial stocks was relatively volatile and declined substantially since the date of the Original Appraisal, with the U.S. BMI Bank Index declining by 17.0% since the date of the Original Appraisal compared to increases of 3.26% in the DJIA and 6.39% in the NASDAQ index. Comparatively, since the date of the Original Appraisal, the updated pricing measures for all publicly-traded thrifts in general and for the Peer Group specifically also showed notable declines in value. As noted in Table 5, the Peer Group key market pricing ratios all declined within a range of 11% to 14%, while key pricing metrics for the group of all publicly-traded thrift institutions declined by a range of 16% to 19%. The single second-conversion offering completed within the last 12 months was completed in January 2023 and has declined in price by 13% through April 14, 2023. BVFL’s stock price has declined by 37.0% since the date of the Original Appraisal and the $21.85 closing price on April 14, 2023 was between the midpoint and the maximum of the offering range as set forth in the Original Appraisal.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing BV Financial’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with BV Financial’s financial data as of March 31, 2023.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a “technical” analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

RP Financial also considered the trading price of BVFL’s stock, which had a closing price of $21.85 as of April 14, 2023, a decrease of 37.0% from its closing price as of February 24, 2023. The $21.85 closing trading price implied a pro forma market capitalization for BV Financial of $162.2 million, which is somewhat below the maximum of the valuation range as set forth in the Original Appraisal.

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The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have reviewed and taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and, thus, will increase equity. At April 14, 2023, the MHC had net assets of $8,000, which has been added to the Company’s March 31, 2023 pro forma equity to reflect the consolidation of the MHC into the Company’s operations. However, the diminimus amount of these funds did not impact the public shareholders’ ownership interest to two decimal places. The number of outstanding common shares of the Company did increase by 6,020 as of March 31, 2023 compared to December 31, 2023, and thus for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest utilized in this Update was 13.79% and the MHCs ownership interest was changed to 86.21%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of April 14, 2023, the aggregate pro forma market value of BV Financial’s conversion stock equaled $133,393,650 at the midpoint, equal to 13,339,365 shares at $10.00 per share. The $10.00 per share price was determined by the Boards of Directors of BVFL and the MHC. The midpoint and resulting valuation range is based on the sale of an 86.21% ownership interest to the public, which provides for a $115,000,000 public offering at the midpoint value.

1.    Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $11.222 million for the 12 months ended March 31, 2023. In deriving BV Financial’s core earnings, the adjustment made to reported earnings included certain gains or losses related to their business operations as provided by BVFL and as shown in the table below. As indicated, assuming an effective marginal tax rate of 27% for the earnings adjustment, the Company’s core earnings were estimated to equal $11.088 million for the 12 months ended March 31, 2023.

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Table 7

Derivation of Core Earnings

Amount
($000)
Net income, 12 Mths Ended March 31, 2023	$11,222
Less: Gain on Bargain Purchase	(1,010)
Less: Excess Insurance Proceeds	(1,100)
Addback: Merger Expenses, North Arundel Acquisition	1,800
Addback: Lease Buyout Cost, Closed Branch	500
Tax Impact (Excluding Gain on Bargain Purchase)	(324)

Core earnings estimate	$11,088

(1)	Tax effected at 23.0%.

Based on BV Financial’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s reported and core P/E multiples at the $133.4 million updated midpoint value equaled 10.87 times and 10.99 times, respectively. The Company’s updated reported and core P/E multiples provided for premiums of 11.5% and 17.9% relative to the Peer Group’s average reported and core P/E multiples of 9.75 times and 9.32 times, respectively (versus premiums of 15.5% and 27.6% relative to the Peer Group’s average reported and core P/E multiples as indicated in the Original Appraisal). The Peer Group’s average and median core earnings figure excluded three of the Peer Group members that are not in both the Original Appraisal and this Update. The Company’s updated reported and core P/E multiples indicated premiums of 16.9% and 26.5% relative to the Peer Group’s median reported and core P/E multiples, which equaled 9.30 times and 8.69 times, respectively (versus premiums of 20.7% and 27.4% relative to the Peer Group’s median reported and core P/E multiples as indicated in the Original Appraisal). The Bank’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 9.35 times and 13.89 times, respectively, and based on core earnings at the minimum and the super maximum equaled 9.43 times and 14.08 times, respectively. The Bank’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 8, and the pro forma calculations are detailed in Exhibits 2 and 3.

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $133.4 million updated midpoint value, the Company’s P/B and P/TB ratios equaled 66.93% and 72.57%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 80.61% and 84.27%, respectively, BV Financial’s updated ratios reflected a discount of 17.0% on a P/B basis and a discount of 13.9% on a P/TB basis (versus discounts of 23.6% and 20.9% from the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 79.25% and 83.56%, respectively, BV Financial’s ratios at the $133.4 million updated midpoint value reflected discounts of 15.6% and 13.2% (versus discounts of 22.7% and 20.7% from the Peer Group’s

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Table 8

BV Financial Conversion Pricing Versus the Peer Group

BV Financial, Inc.

As of April 14, 2023

			Market Capitalization		Per Share Data
					Core	Book						Dividends(4)			Financial Characteristics(6)
			Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)		Exchange	2nd Step
			Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Ratio	Proceeds
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	($Mil)
BV Financial, Inc.
Supermaximum			$10.00	$176.41	$0.71	$13.13	13.89x	76.16%	17.85%	81.63%	14.08x	$0.00	0.00%	0.00%	$989	23.43%	21.86%	0.79%	1.28%	5.48%	1.27%	5.43%	2.3761x	$152.09
Maximum			$10.00	$153.40	$0.81	$13.97	12.20x	71.58%	15.79%	77.22%	12.35x	$0.00	0.00%	0.00%	$971	22.07%	20.47%	0.81%	1.29%	5.83%	1.27%	5.77%	2.0661x	$132.25
Midpoint			$10.00	$133.39	$0.91	$14.94	10.87x	66.93%	13.95%	72.57%	10.99x	$0.00	0.00%	0.00%	$956	20.85%	19.22%	0.82%	1.29%	6.19%	1.28%	6.12%	1.7966x	$115.00
Minimum			$10.00	$113.38	$1.06	$16.26	9.35x	61.50%	12.05%	67.20%	9.43x	$0.00	0.00%	0.00%	$941	19.58%	17.93%	0.83%	1.29%	6.60%	1.28%	6.52%	1.5271x	$97.75

All Fully-Converted, Publicly-Traded Thrift Institutions
Averages			$18.95	$453.78	$1.74	$20.60	11.25	82.49%	10.18%	90.47%	12.07	$0.49	2.87%	35.45%	$5,130	13.62%	12.97%	0.56%	0.65%	5.49%	0.75%	6.20%
Medians			$11.75	$138.54	$1.05	$16.16	10.51	79.68%	8.89%	81.08%	10.13	$0.32	2.61%	28.31%	$1,636	11.82%	11.41%	0.35%	0.71%	6.26%	0.76%	6.80%

Peer Group - April 14, 2023(8)
Averages			$12.77	$94.84	$1.20	$15.75	9.75	80.61%	9.69%	84.27%	12.04	$0.30	2.41%	27.48%	$982	12.54%	12.12%	0.29%	0.86%	7.06%	0.90%	7.32%
Medians			$13.39	$89.60	$1.20	$15.96	9.30	79.25%	8.66%	83.56%	9.89	$0.24	2.22%	26.43%	$847	11.16%	11.16%	0.16%	0.84%	7.27%	0.87%	7.53%

Peer Group - April 14, 2023
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	$7.68	$47.55	$0.08	$12.14	NM	63.25%	8.76%	63.25%	NM	NA	NA	NA	$543	13.88%	13.88%	0.21%	-0.03%	-0.19%	0.08%	0.52%
AFBI	Affinity Bancshares, Inc.	GA	$15.12	$99.75	$1.16	$17.73	14.26x	85.29%	12.61%	101.35%	13.05x	NA	NA	NA	$791	14.80%	12.75%	1.26%	0.93%	6.05%	1.01%	6.61%
HMNF	HMN Financial, Inc.	MN	$19.05	$82.88	$1.84	$21.72	10.41x	87.70%	7.56%	88.43%	10.38x	$0.24	1.26%	13.11%	$1,096	8.88%	8.81%	0.20%	0.75%	7.03%	0.76%	7.05%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$17.30	$51.83	$1.75	$15.60	9.89x	110.90%	8.99%	110.90%	9.89x	$0.48	2.77%	26.29%	$577	8.44%	8.44%	0.05%	0.99%	11.45%	0.99%	11.45%
IROQ	IF Bancorp, Inc.	IL	$15.25	$48.40	$1.86	$21.30	8.71x	71.60%	5.88%	71.60%	8.18x	$0.40	2.62%	22.86%	$824	8.63%	8.63%	0.04%	0.69%	7.51%	0.74%	8.00%
MGYR	Magyar Bancorp, Inc.	NJ	$10.43	$70.33	$1.20	$14.82	8.69x	70.39%	8.56%	70.39%	8.69x	$0.12	1.15%	16.67%	$822	12.16%	12.16%	NA	1.01%	8.11%	1.01%	8.11%
NECB	Northeast Community Bancorp, Inc.	NY	$13.20	$194.77	$1.68	$16.32	8.35x	80.86%	13.67%	80.93%	7.85x	$0.24	1.82%	26.58%	$1,425	18.39%	18.37%	0.16%	1.95%	9.60%	2.07%	10.22%
PROV	Provident Financial Holdings, Inc.	CA	$13.57	$96.31	$1.19	$18.12	11.40x	74.89%	7.58%	74.89%	11.40x	$0.56	4.13%	47.06%	$1,271	10.17%	10.17%	0.10%	0.71%	6.69%	0.71%	6.69%
RVSB	Riverview Bancorp, Inc.	WA	$5.49	$118.01	$0.88	$7.07	6.24x	77.63%	7.38%	94.76%	6.21x	$0.24	4.37%	27.27%	$1,599	9.51%	7.93%	0.04%	1.13%	12.29%	1.14%	12.35%
WMPN	William Penn Bancorporation	PA	$10.59	$138.54	$0.32	$12.67	NM	83.57%	15.91%	86.20%	32.69x	$0.12	1.13%	40.00%	$871	20.58%	20.08%	0.55%	0.46%	2.05%	0.50%	2.21%

(1)	Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2)	Core earnings reflect net income less non-recurring items
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4)	Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Current Quarter is December 31, 2022, footnote reflects data as of September 30, 2022, or most recent date
(8)	Adjusted for company data common to both the original appraisal and this Update, the Peer Group average and median core earnings multiples are 9.32x and 8.69x, respectively.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Boards of Directors

April 14, 2023

median P/B and P/TB ratios as indicated in the Original Appraisal). At the super maximum of the range, the Company’s P/B and P/TB ratios equaled 76.16% and 81.63%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 5.5% and 3.1%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 3.9% and 2.3%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which tends to mathematically result in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in the Company’s core P/E multiples.

2.    P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings — which have received greater weight in our valuation analysis. At the $133.4 million updated midpoint value, BV Financial’s pro forma P/A ratio equaled 13.95%. In comparison to the Peer Group’s average P/A ratio of 9.69%, BV Financial’s P/A ratio indicated a premium of 44.0% (versus a premium of 35.8% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 8.66%, BV Financial’s P/A ratio at the $133.4 million updated midpoint value indicated a premium of 61.1% (versus a premium of 53.2% at the midpoint valuation in the Original Appraisal).

Comparison to Recent Offerings

As discussed previously, one second-step offering has been completed during the most recent 12 months. In comparison to the 74.1% closing pro P/TB ratio of the single second-step offering, the Company’s pro forma P/TB ratio of 72.57% at the midpoint value reflects an implied discount of 2.1%. At the super maximum of the offering range, the Company’s P/TB ratio of 81.63% reflects an implied premium of 10.2% relative to the single second-step offering P/TB ratio at closing.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of April 14, 2023, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; and, (2) exchange shares issued to existing public shareholders of the

Boards of Directors

April 14, 2023

Company - was $133,393,650 at the midpoint, equal to 13,339,365 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows:

Table 9

Offering Range in Shares and Market Value

	Total Shares	Exchange Shares Issued to Public Shareholders	Offering Shares	Exchange Ratio
Shares
Maximum, as Adjusted	17,641,310	2,432,560	15,208,750	2.3761x
Maximum	15,340,270	2,115,270	13,225,000	2.0661x
Midpoint	13,339,365	1,839,365	11,500,000	1.7966x
Minimum	11,338,460	1,563,460	9,775,000	1.5271x

Distribution of Shares
Maximum, as Adjusted	100.00%	13.79%	86.21%
Maximum	100.00%	13.79%	86.21%
Midpoint	100.00%	13.79%	86.21%
Minimum	100.00%	13.79%	86.21%

Aggregate Market Value at $10.00 per share
Maximum, as Adjusted	$176,413,100	$24,325,600	$152,087,500
Maximum	$153,402,700	$21,152,700	$132,250,000
Midpoint	$133,393,650	$18,393,650	$115,000,000
Minimum	$113,384,600	$15,634,600	$97,750,000

The pro forma valuation calculations relative to the Peer Group are shown in Table 8 and are detailed in Exhibit 2 and Exhibit 3.

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and BVFL have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.7966 shares of the Company’s stock for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.5271 at the minimum, 2.0661 at the maximum and 2.3761 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

Boards of Directors

April 14, 2023

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Managing Director

/s/ James J. Oren
James J. Oren
Director

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

1	Thrift Industry Stock Prices: As of April 14, 2023

2	Pro Forma Analysis Sheet

3	Pro Forma Effect of Conversion Proceeds

4	Firm Qualifications Statement

EXHIBIT 1

Thrift Industry Stock Prices

As of April 14, 2023

RP® Financial, LC.

Exhibit 1A

Weekly Thrift Market Line - Part One

Prices As of April 14, 2023

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/ Share(1)	Shares Outstanding	Market Capitalization	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
					High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Thrift Institutions, Fully Converted, Not Under Acquisition (45)
	Average	18.95	36,443	453.1	27.45	17.63	18.95	-0.95	-19.70	-13.50	1.47	1.74	20.60	19.31	191.19
	Median	11.75	9,175	138.5	16.00	11.23	11.75	-1.05	-18.75	-15.59	0.97	1.05	16.16	15.25	121.85

Thrift Institutions, Fully Converted, Not Under Acquisition (45)
BCOW	1895 Bancorp of Wisconsin, Inc.	7.68	6,192	47.6	11.16	7.66	7.68	-2.04	-30.12	-23.20	-0.03	0.08	12.14	12.14	87.70
AFBI	Affinity Bancshares, Inc.	15.12	6,597	99.7	16.50	12.85	15.12	3.63	-1.63	0.13	1.06	1.16	17.73	14.92	119.95
AX	Axos Financial, Inc.	36.70	60,001	2,202.0	51.46	33.15	36.70	-1.05	-9.36	-3.98	4.30	4.94	29.79	27.17	312.35
BLFY	Blue Foundry Bancorp	9.54	25,418	242.5	13.49	8.14	9.54	-1.34	-28.27	-25.76	0.09	0.09	14.30	14.28	80.39
BYFC	Broadway Financial Corporation	1.02	72,558	48.7	1.89	0.83	1.02	-1.92	-35.44	0.99	0.08	0.08	1.76	1.38	16.32
CFFN	Capitol Federal Financial, Inc.	6.63	133,087	882.3	10.56	6.46	6.63	-1.49	-35.76	-23.35	0.58	0.59	7.75	7.66	74.61
CARV	Carver Bancorp, Inc.	4.50	4,227	19.0	12.30	3.62	4.50	11.94	-33.82	9.49	-0.63	-0.63	4.60	4.60	168.51
CLST	Catalyst Bancorp, Inc.	11.26	5,059	57.0	13.88	11.23	11.26	-2.51	-17.81	-11.34	0.04	NA	16.72	16.72	52.05
CULL	Cullman Bancorp, Inc.	10.80	7,384	79.7	13.25	10.40	10.80	0.89	-9.97	-6.05	0.59	0.59	13.55	13.55	57.32
ECBK	ECB Bancorp, Inc.	12.91	9,175	118.5	16.91	12.47	12.91	-1.75	-8.37	-19.56	0.32	0.54	17.74	17.74	116.01
ESSA	ESSA Bancorp, Inc.	15.84	9,711	153.8	21.80	15.10	15.84	0.19	-6.82	-24.10	2.08	2.10	20.78	19.43	198.45
FNWB	First Northwest Bancorp	12.06	9,039	107.0	22.70	10.77	12.06	-0.90	-45.41	-21.48	1.71	1.82	16.65	16.54	225.92
FSEA	First Seacoast Bancorp, Inc.	8.67	4,909	44.0	13.40	8.26	8.67	-0.57	-31.05	-24.12	-0.12	0.01	9.73	9.67	109.48
FSBW	FS Bancorp, Inc.	29.45	7,743	224.5	37.39	26.80	29.45	1.55	-3.57	-11.93	3.70	3.81	29.95	29.22	340.02
GBNY	Generations Bancorp NY, Inc.	9.79	2,341	22.9	11.87	9.52	9.79	-4.83	-14.33	-9.35	0.47	0.51	15.89	15.25	165.00
HONE	HarborOne Bancorp, Inc.	11.59	45,073	522.4	15.57	11.54	11.59	-5.70	-15.65	-16.62	0.97	1.00	12.60	11.13	118.91
HIFS	Hingham Institution for Savings	214.20	2,147	460.0	347.76	204.62	214.20	-1.29	-37.34	-22.38	15.53	20.58	182.89	182.89	1958.62
HMNF	HMN Financial, Inc.	19.05	4,351	82.9	24.60	18.56	19.05	2.20	-21.99	-10.73	1.83	1.84	21.72	21.54	251.95
HFBL	Home Federal Bancorp, Inc. of Louisiana	17.30	2,996	51.8	22.21	15.08	17.30	1.29	-19.53	1.11	1.75	1.75	15.60	15.60	192.43
IROQ	IF Bancorp, Inc.	15.25	3,174	48.4	24.22	15.25	15.25	-2.24	-35.11	-11.59	1.75	1.86	21.30	21.30	259.52
KRNY	Kearny Financial Corp.	7.90	64,920	512.9	13.02	7.72	7.90	-2.35	-36.44	-22.17	0.70	0.87	12.95	9.78	127.69
MGYR	Magyar Bancorp, Inc.	10.43	6,743	70.3	13.45	10.36	10.43	-0.95	-12.79	-18.64	1.20	1.20	14.82	14.82	121.85
MSVB	Mid-Southern Bancorp, Inc.	11.36	2,733	31.0	15.03	11.04	11.36	-1.39	-24.44	-12.68	0.69	0.68	11.55	11.55	98.52
NYCB	New York Community Bancorp, Inc.	8.68	682,901	5,927.6	11.02	5.81	8.68	-1.48	-13.55	0.93	1.26	1.13	12.21	8.23	132.00
NECB	Northeast Community Bancorp, Inc.	13.20	14,755	194.8	15.99	10.67	13.20	-0.68	18.71	-11.53	1.58	1.68	16.32	16.31	96.57
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	10.97	46,530	510.4	16.13	10.84	10.97	-4.36	-18.92	-30.26	1.32	1.32	14.78	13.91	120.38
NSTS	NSTS Bancorp, Inc.	8.70	5,398	47.0	12.10	8.47	8.70	0.00	-28.10	-14.12	0.01	-0.14	14.92	14.92	48.95
PBBK	PB Bankshares, Inc.	13.01	2,609	33.9	14.64	12.07	13.01	-1.81	-7.07	-4.20	0.82	0.60	16.16	16.16	148.13
PDLB	Ponce Financial Group, Inc.	7.54	23,294	175.6	10.44	7.10	7.54	-1.18	-27.22	-19.10	-1.32	NA	10.77	10.77	99.25
PVBC	Provident Bancorp, Inc.	6.73	17,356	116.8	16.74	6.10	6.73	0.15	-56.33	-7.55	-1.30	-1.28	11.75	11.75	94.28
PROV	Provident Financial Holdings, Inc.	13.57	7,097	96.3	16.00	13.29	13.57	0.59	-13.68	-1.45	1.19	1.19	18.12	18.12	179.09
PFS	Provident Financial Services, Inc.	18.03	74,727	1,347.3	25.61	17.91	18.03	-1.90	-18.75	-15.59	2.35	2.43	21.25	15.13	184.45
RVSB	Riverview Bancorp, Inc.	5.49	21,496	118.0	8.00	5.03	5.49	2.62	-23.75	-28.52	0.88	0.88	7.07	5.79	74.37
SBT	Sterling Bancorp, Inc. (Southfield, MI)	5.70	50,459	287.6	7.07	4.49	5.70	2.52	-17.39	-6.40	-0.28	-0.27	6.15	6.15	48.45
TCBC	TC Bancshares, Inc.	13.90	4,622	64.2	17.28	12.00	13.90	-0.86	2.58	-6.71	0.36	0.36	17.14	17.14	92.96
TBNK	Territorial Bancorp Inc.	19.74	8,777	173.3	25.50	17.93	19.74	-0.70	-15.57	-17.78	1.80	1.71	28.28	28.28	247.18
TCBS	Texas Community Bancshares, Inc.	11.75	3,139	36.9	17.75	11.50	11.75	-13.98	-31.73	-23.45	0.58	0.62	16.95	16.83	132.95
TCBX	Third Coast Bancshares, Inc.	14.45	13,579	196.2	26.75	14.00	14.45	-3.73	-35.11	-21.60	1.25	NA	23.32	21.90	277.86
TSBK	Timberland Bancorp, Inc.	26.95	8,222	221.6	35.62	24.05	26.95	0.34	4.05	-21.04	3.07	3.10	27.16	25.21	223.24
TFIN	Triumph Financial, Inc.	55.78	23,319	1,287.9	81.15	45.08	55.78	0.13	-26.36	14.14	3.96	3.39	35.09	24.04	228.73
TRST	TrustCo Bank Corp NY	29.99	19,024	570.5	39.36	29.50	29.99	-2.98	-2.53	-20.22	3.93	3.92	31.54	31.51	315.39
WSBF	Waterstone Financial, Inc.	14.47	20,771	298.4	19.29	14.01	14.47	-1.83	-22.99	-16.07	0.89	0.88	16.71	16.68	97.81
WNEB	Western New England Bancorp, Inc.	7.75	21,595	167.4	10.25	7.13	7.75	-3.85	-10.92	-18.08	1.18	1.10	10.27	9.61	118.23
WMPN	William Penn Bancorporation	10.59	13,321	138.5	12.52	10.21	10.59	1.53	-14.53	-12.62	0.30	0.32	12.67	12.29	65.38

Partial Stock Mutual Holding Companies(8)
BSBK	Bogota Financial Corp.	9.05	13,139	118.8	11.75	8.74	9.05	-8.73	-16.09	-19.10	0.51	0.51	10.19	10.18	72.39
CFSB	CFSB Bancorp, Inc.	7.60	6,276	47.7	9.90	7.27	7.60	-2.56	-22.76	-6.06	NA	NA	11.54	11.54	56.85
CLBK	Columbia Financial, Inc.	18.67	107,965	2,015.7	22.86	16.13	18.67	4.24	-13.56	-13.64	0.81	0.87	9.67	8.53	96.40
GCBC	Greene County Bancorp, Inc.	20.90	17,027	355.9	44.90	20.82	20.90	-5.00	-17.23	-27.20	3.55	3.69	19.76	19.76	153.66
KFFB	Kentucky First Federal Bancorp	6.58	8,154	53.7	8.69	6.00	6.58	2.33	-9.52	-1.20	0.15	0.15	6.34	6.23	41.13
LSBK	Lake Shore Bancorp, Inc.	10.20	5,592	57.0	15.11	9.61	10.20	5.59	-32.49	-15.49	0.97	0.97	14.23	14.23	125.16
OFED	Oconee Federal Financial Corp.	19.04	5,609	106.8	27.00	17.21	19.04	-1.88	-25.35	-23.86	0.80	0.82	12.77	12.30	100.77
PBFS	Pioneer Bancorp, Inc.	8.97	25,157	225.7	11.97	8.89	8.97	-1.86	-13.00	-21.32	0.57	0.59	9.61	9.19	72.92
RBKB	Rhinebeck Bancorp, Inc.	7.45	10,935	81.5	10.25	7.36	7.45	-4.39	-27.68	-18.23	0.64	0.66	9.58	9.35	122.17
TFSL	TFS Financial Corporation	12.63	277,294	3,502.2	16.08	11.82	12.63	2.52	-17.72	-12.35	0.29	0.29	6.60	6.56	58.17

Merger Target
HVBC	HV Bancorp, Inc.	31.32	2,242	70.2	34.00	18.52	31.32	2.69	42.36	10.13	1.06	1.11	18.77	18.77	274.59

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Market Intelligence, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

RP® Financial, LC.

Exhibit 1B

Weekly Thrift Market Line - Part Two

Prices As of April 14, 2023

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/ Assets	Tg. Equity/ Assets	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/Core	Div/	Dividend	Payout
				ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Thrift Institutions, Fully Converted, Not Under Acquisition (45)
	Average	13.62	12.97	0.65	5.49	0.75	6.20	0.56	221.85	11.25	82.49	10.55	90.47	12.07	0.49	2.77	35.45
	Median	11.82	11.41	0.71	6.26	0.76	6.80	0.35	191.62	10.51	79.68	9.29	81.08	10.13	0.32	2.57	28.31

Thrift Institutions, Fully Converted, Not Under Acquisition (45)
BCOW	1895 Bancorp of Wisconsin, Inc.	13.88	13.88	-0.03	-0.19	0.08	0.52	0.21	284.96	NM	63.25	8.78	63.25	NM	NA	NA	NM
AFBI	Affinity Bancshares, Inc.	14.80	12.75	0.93	6.05	1.01	6.61	1.26	132.06	14.26	85.29	12.62	101.35	13.05	NA	NA	NM
AX	Axos Financial, Inc.	9.54	8.77	1.52	15.69	1.75	18.04	0.54	165.51	8.53	123.18	11.75	135.09	7.42	NA	NA	NM
BLFY	Blue Foundry Bancorp	19.27	19.24	0.12	0.58	0.12	0.58	0.59	110.89	NM	66.69	12.85	66.83	NM	NA	NA	NM
BYFC	Broadway Financial Corporation	23.61	21.74	0.50	2.55	0.52	2.63	0.15	251.61	12.75	57.85	7.24	74.07	12.16	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	10.62	10.52	0.67	6.83	0.68	6.92	NA	NA	11.43	85.57	9.09	86.52	11.28	0.34	4.99	126.72
CARV	Carver Bancorp, Inc.	6.34	6.34	-0.39	-5.38	-0.39	-5.38	2.59	27.99	NM	97.86	2.81	97.86	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	33.60	33.60	0.06	0.19	NA	NA	0.99	79.36	NM	67.33	22.62	67.33	NA	NA	NA	NM
CULL	Cullman Bancorp, Inc.	23.67	23.67	1.09	4.21	1.09	4.23	0.62	111.24	18.30	79.68	18.86	79.68	18.21	0.12	1.09	20.34
ECBK	ECB Bancorp, Inc.	15.29	15.29	0.35	2.37	0.58	3.99	0.06	NM	NM	72.79	11.13	72.79	23.96	NA	NA	NM
ESSA	ESSA Bancorp, Inc.	11.22	10.57	1.09	9.48	1.10	9.56	0.77	126.43	7.62	76.22	8.55	81.51	7.55	0.60	3.74	28.85
FNWB	First Northwest Bancorp	7.75	7.70	0.68	7.84	0.73	8.49	0.17	458.62	7.05	72.43	5.72	72.92	6.64	0.28	2.30	16.37
FSEA	First Seacoast Bancorp, Inc.	9.18	9.13	-0.11	-1.05	0.01	0.10	0.05	NM	NM	89.07	8.18	89.61	NM	NA	NA	NM
FSBW	FS Bancorp, Inc.	8.80	8.60	1.22	11.66	1.25	12.01	0.35	323.53	7.96	98.33	8.65	100.80	7.73	1.00	3.37	17.57
GBNY	Generations Bancorp NY, Inc.	9.66	9.31	0.29	2.69	0.32	2.94	1.78	36.34	20.83	61.60	5.95	64.20	19.11	NA	NA	NM
HONE	HarborOne Bancorp, Inc.	11.51	10.31	0.95	7.14	0.99	7.37	0.44	191.62	11.95	91.97	10.59	104.14	11.58	0.30	2.51	29.38
HIFS	Hingham Institution for Savings	9.34	9.34	0.86	8.93	1.14	11.84	NA	NA	13.79	117.12	10.94	117.12	10.41	2.52	1.08	23.57
HMNF	HMN Financial, Inc.	8.88	8.81	0.75	7.03	0.76	7.05	0.20	480.23	10.41	87.70	7.79	88.43	10.38	0.24	1.27	13.11
HFBL	Home Federal Bancorp, Inc. of Louisiana	8.44	8.44	0.99	11.45	0.99	11.45	0.05	NM	9.89	110.90	9.37	110.90	9.89	0.48	2.81	26.29
IROQ	IF Bancorp, Inc.	8.63	8.63	0.69	7.51	0.74	8.00	0.04	NM	8.71	71.60	6.18	71.60	8.18	0.40	2.62	22.86
KRNY	Kearny Financial Corp.	10.53	8.16	0.62	5.19	0.77	6.42	0.88	81.90	11.29	61.01	6.42	80.80	9.05	0.44	5.44	62.86
MGYR	Magyar Bancorp, Inc.	12.16	12.16	1.01	8.11	1.01	8.11	NA	NA	8.69	70.39	8.56	70.39	8.69	0.12	1.15	16.67
MSVB	Mid-Southern Bancorp, Inc.	12.38	12.38	0.71	5.07	0.70	4.99	0.53	117.99	16.46	98.36	12.17	98.36	16.71	0.24	2.11	28.99
NYCB	New York Community Bancorp, Inc.	9.79	6.99	1.01	9.18	0.91	8.30	0.19	250.32	6.89	71.06	6.60	105.44	7.67	0.68	7.57	53.97
NECB	Northeast Community Bancorp, Inc.	18.39	18.37	1.95	9.60	2.07	10.22	0.16	640.23	8.35	80.86	14.87	80.93	7.85	0.24	1.82	26.58
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	12.52	11.87	1.09	8.57	1.09	8.56	0.24	314.19	8.31	74.20	9.29	78.84	8.32	0.52	4.74	39.39
NSTS	NSTS Bancorp, Inc.	30.48	30.48	0.01	0.03	-0.13	-0.45	0.32	74.37	NM	58.31	17.77	58.31	NM	NA	NA	NM
PBBK	PB Bankshares, Inc.	11.90	11.90	0.56	4.65	0.41	3.39	0.41	250.44	15.87	80.49	9.58	80.49	21.72	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	21.31	21.31	-1.55	-7.47	NA	NA	NA	192.69	NM	70.02	8.98	70.02	NA	NA	NA	NM
PVBC	Provident Bancorp, Inc.	12.68	12.68	-1.24	-9.26	-1.23	-9.12	3.29	58.84	NM	57.30	7.27	57.30	NM	0.16	0.00	NM
PROV	Provident Financial Holdings, Inc.	10.17	10.17	0.71	6.69	0.71	6.69	0.10	480.23	11.40	74.89	7.61	74.89	11.40	0.56	4.13	47.06
PFS	Provident Financial Services, Inc.	11.59	8.54	1.29	10.86	1.33	11.21	0.58	112.84	7.67	84.83	9.83	119.15	7.43	0.96	5.21	40.85
RVSB	Riverview Bancorp, Inc.	9.51	7.93	1.13	12.29	1.14	12.35	0.04	NM	6.24	77.63	7.38	94.76	6.21	0.24	4.37	27.27
SBT	Sterling Bancorp, Inc. (Southfield, MI)	12.79	12.79	-0.54	-4.19	-0.53	-4.06	1.57	118.80	NM	92.61	11.84	92.61	NM	0.00	0.00	NM
TCBC	TC Bancshares, Inc.	19.85	19.85	0.43	2.05	0.43	2.05	0.36	504.86	NM	81.08	16.09	81.08	NM	0.10	0.72	27.78
TBNK	Territorial Bancorp Inc.	11.82	11.82	0.75	6.26	0.71	5.94	0.13	74.84	10.97	69.80	8.25	69.80	11.55	0.92	4.66	56.67
TCBS	Texas Community Bancshares, Inc.	13.39	13.30	0.47	4.01	0.50	4.30	0.37	113.59	20.26	69.34	9.28	69.83	18.89	0.08	0.68	3.45
TCBX	Third Coast Bancshares, Inc.	10.12	9.66	0.58	5.76	NA	NA	0.31	258.46	11.56	61.96	5.27	65.97	NA	NA	NA	NM
TSBK	Timberland Bancorp, Inc.	12.18	11.41	1.38	11.92	1.39	12.03	0.25	316.34	8.78	99.23	12.09	106.89	8.70	0.92	3.41	32.25
TFIN	Triumph Financial, Inc.	16.67	12.30	1.79	11.46	1.54	9.86	0.38	227.71	14.09	158.98	25.37	232.05	16.45	NA	NA	NM
TRST	TrustCo Bank Corp NY	10.00	9.99	1.22	12.60	1.22	12.56	0.48	172.45	7.63	95.09	9.51	95.18	7.65	1.44	4.80	36.13
WSBF	Waterstone Financial, Inc.	18.24	18.21	0.96	4.91	0.95	4.84	0.22	412.28	16.26	86.61	15.79	86.75	16.49	0.80	5.53	89.89
WNEB	Western New England Bancorp, Inc.	8.94	8.41	1.02	11.85	0.95	11.08	0.34	228.80	6.57	75.47	6.74	80.66	7.03	0.28	3.61	21.19
WMPN	William Penn Bancorporation	20.58	20.08	0.46	2.05	0.50	2.21	0.55	69.01	NM	83.57	17.20	86.20	32.69	0.12	1.13	40.00
WSFS	WSFS Financial Corporation	11.06	6.32	1.09	9.29	1.39	11.83	0.22	356.99	10.51	102.51	11.35	188.55	8.25	0.60	1.64	16.62

Partial Stock Mutual Holding Companies(8)
BSBK	Bogota Financial Corp.	14.68	14.66	0.77	4.76	0.78	4.80	NA	NA	17.74	88.72	13.03	88.89	17.59	NA	NA	NM
CFSB	CFSB Bancorp, Inc.	21.10	21.10	0.19	0.95	0.19	0.94	NA	NA	NA	65.84	13.89	65.84	NA	NA	NA	NA
CLBK	Columbia Financial, Inc.	10.12	9.04	0.88	8.09	0.95	8.72	0.27	190.48	23.05	193.10	19.55	218.91	21.38	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	6.43	6.43	1.20	18.90	1.25	19.62	0.30	279.42	5.89	105.78	6.80	105.78	5.67	0.56	2.49	15.49
KFFB	Kentucky First Federal Bancorp	15.40	15.16	0.39	2.47	0.39	2.47	1.61	30.69	NM	103.71	15.97	105.65	NM	0.40	6.36	266.67
LSBK	Lake Shore Bancorp, Inc.	11.60	11.60	0.82	6.90	0.82	6.89	0.45	229.53	10.52	71.68	8.31	71.68	10.52	0.72	7.38	53.61
OFED	Oconee Federal Financial Corp.	12.68	12.27	0.83	5.84	0.85	6.02	0.19	150.21	23.79	149.03	18.89	154.74	23.09	0.40	2.10	50.00
PBFS	Pioneer Bancorp, Inc.	13.61	13.09	0.72	5.79	0.75	6.00	0.45	268.15	15.74	93.31	12.70	97.64	15.20	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	8.09	7.92	0.54	6.06	0.56	6.27	0.33	179.54	11.64	77.74	6.29	79.63	11.25	NA	NA	NM
TFSL	TFS Financial Corporation	11.47	11.41	0.53	4.40	0.53	4.40	0.73	63.66	NM	191.45	21.96	192.47	NM	1.13	8.95	389.66

Current Merger Target (9)
HVBC	HV Bancorp, Inc.	6.84	6.84	0.38	5.50	0.40	5.75	0.53	112.91	29.55	166.85	11.41	166.85	28.29	NA	NA	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.
(9)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Market Intelligence, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

Exhibit 2

PRO FORMA ANALYSIS SHEET

BV Financial, Inc.

Prices as of April 14, 2023

			Subject		Peer Group				All Public
Valuation Midpoint Pricing Multiples		Symbol	at Midpoint		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	10.82	x	9.75	x	9.30	x	11.25	x	10.51	x
Price-core earnings multiple	=	P/CE	10.94	x	12.04	x	9.89	x	12.07	x	10.13	x
Price-book ratio	=	P/B	66.92%		80.61%		79.25%		82.49%		79.68%
Price-tangible book ratio	=	P/TB	72.58%		84.27%		83.56%		90.47%		81.08%
Price-assets ratio	=	P/A	13.95%		9.69%		8.66%		10.18%		8.89%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	$11,222,000	(12 Mths 3/23)	ESOP Stock Purchases (E)	8.00%
Pre-Conv. Core Earnings (YC)	$11,088,000	(12 Mths 3/23)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$100,653,000	3/2023	ESOP Amortization (T)	20.00	Years
Intangible Assets	$15,568,000	3/2023	RRP Programs as % of Offering (M)	4.00%
Pre-Conv. Tang. Book Value (TB)	$85,085,000	3/2023	RRP Programs Vesting (N)	5.00	Years
Pre-Conversion Assets (A)	$857,525,000	3/2023	Fixed Expenses	$1,540,000
Reinvest Rate(3/2023 1Yr Treas)	4.43%		Variable Expenses (@Midpoint)	0.84%
Tax rate (TAX)	27.00%		Percentage Sold (PCT)	86.21%
After Tax Reinvest. Rate (R)	3.23%		MHC Assets (cash on dep at bank)	$0
Est. Conv. Expenses (1)(X)	2.18%		MHC Equity	$0
Insider Purchases	$3,865,000		Options as % of Offering (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	50.20%
Foundation Cash Contrib. (FC)	0.00%		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contrib. (FS)	0.00%	Shares	% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$0

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$133,393,650
	1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/E * (Y)	V=	$133,393,650
	1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$133,393,650
	1 - P/B * PCT * (1-X-E-M-FC-FS)

4. V=	P/TB * (TB+Z)	V=	$133,393,650
	1 - P/TB * PCT * (1-X-E-M-FC-FS)

5. V=	P/A * (A+Z)	V=	$133,393,650
	1 - P/A * PCT * (1-X-E-M-FC-FS)

Shares		2nd Step	Full	Plus:	Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization	Exchange
Conclusion	Offering Shares	Shares	Shares	Shares	Shares	Ratio
Supermaximum	15,208,750	2,432,560	17,641,310	0	17,641,310	2.3761
Maximum	13,225,000	2,115,270	15,340,270	0	15,340,270	2.0661
Valuation	11,500,000	1,839,365	13,339,365	0	13,339,365	1.7966
Minimum	9,775,000	1,563,460	11,338,460	0	11,338,460	1.5271

Market Value

		2nd Step	Full
	2nd Step	Exchange	Conversion	Foundation	Total Market
Conclusion	Offering Value	Shares Value	Value	Value	Capitalization
Supermaximum	$152,087,500	$24,325,600	$176,413,100	$0	$176,413,100
Maximum	132,250,000	21,152,700	153,402,700	0	153,402,700
Valuation	115,000,000	18,393,650	133,393,650	0	133,393,650
Minimum	97,750,000	15,634,600	113,384,600	0	113,384,600

(1)	Estimated offering expenses at the midpoint of the valuation range.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

BV Financial, Inc.

At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$113,384,600
	Exchange Ratio	1.52710

	2nd Step Offering Proceeds	$97,750,000
	Less: Estimated Offering Expenses	2,357,618

	2nd Step Net Conversion Proceeds (Including Foundation)	$95,392,383

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$95,392,383
	Less: Cash Contribution to Foundation	0
	Less: Stock Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(7,820,000)
	Less: MRP Stock Purchases (2)	(3,910,000)

	Net Proceeds to be Reinvested	$83,662,383
	Estimated after-tax net incremental rate of return	3.23%

	Earnings Increase	$2,705,558
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(285,430)
	Less: Stock Programs Vesting (3)	(570,860)
	Less: Stock Option Plan Vesting (4)	(915,165)

	Net Earnings Increase	$934,103

				Net
			Before	Earnings	After
			Conversion	Increase	Conversion
3.	Pro Forma Earnings
	12 Months March 31, 2023, (reported)		$11,222,000	$934,103	$12,156,103
	12 Months March 31, 2023, (core)		$11,088,000	$934,103	$12,022,103

		Before	Net Addition	Tax Benefit	After
		Conversion	to Equity	of Foundation	Conversion
4.	Pro Forma Net Worth
	March 31, 2023	$100,653,000	$83,662,383	$0	$184,315,383
	March 31, 2023 (Tangible)	$85,085,000	$83,662,383	$0	$168,747,383

		Before	Net Capital	Tax Benefit	After
		Conversion	Proceeds	of Foundation	Conversion
5.	Pro Forma Assets
	March 31, 2023	$857,525,000	$83,662,383	$0	$941,187,383

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 20 years, MRP amortized over 5 years, tax effected at: 27.00%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

BV Financial, Inc.

At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$133,393,650
	Exchange Ratio	1.79660

	2nd Step Offering Proceeds	$115,000,000
	Less: Estimated Offering Expenses	2,508,383

	2nd Step Net Conversion Proceeds (Including Foundation)	$112,491,618

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$112,491,618
	Less: ESOP Stock Purchases (1)	(9,200,000)
	Less: MRP Stock Purchases (2)	(4,600,000)

	Net Proceeds to be Reinvested	$98,691,618
	Estimated after-tax net incremental rate of return	3.23%

	Earnings Increase	$3,191,588
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(335,800)
	Less: Stock Programs Vesting (3)	(671,600)
	Less: Stock Option Plan Vesting (4)	(1,076,665)

	Net Earnings Increase	$1,107,524

			Before Conversion	Net Earnings Increase	After Conversion
3.	Pro Forma Earnings
	12 Months March 31, 2023, (reported)		$11,222,000	$1,107,524	$12,329,524
	12 Months March 31, 2023, (core)		$11,088,000	$1,107,524	$12,195,524

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
4.	Pro Forma Net Worth
	March 31, 2023	$100,653,000	$98,691,618	$0	$199,344,618
	March 31, 2023 (Tangible)	$85,085,000	$98,691,618	$0	$183,776,618

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
5.	Pro Forma Assets
	March 31, 2023	$857,525,000	$98,691,618	$0	$956,216,618

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 20 years, MRP amortized over 5 years, tax effected at: 27.00%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

BV Financial, Inc.

At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$153,402,700
	Exchange Ratio	2.06610

	2nd Step Offering Proceeds	$132,250,000
	Less: Estimated Offering Expenses	2,659,148

	2nd Step Net Conversion Proceeds (Including Foundation)	$129,590,853

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$129,590,853
	Less: Cash Contribution to Foundation	0
	Less: Stock Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(10,580,000)
	Less: MRP Stock Purchases (2)	(5,290,000)

	Net Proceeds to be Reinvested	$113,720,853
	Estimated after-tax net incremental rate of return	3.23%

	Earnings Increase	$3,677,619
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(386,170)
	Less: Stock Programs Vesting (3)	(772,340)
	Less: Stock Option Plan Vesting (4)	(1,238,164)

	Net Earnings Increase	$1,280,944

			Before Conversion	Net Earnings Increase	After Conversion
3.	Pro Forma Earnings
	12 Months March 31, 2023, (reported)		$11,222,000	$1,280,944	$12,502,944
	12 Months March 31, 2023, (core)		$11,088,000	$1,280,944	$12,368,944

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
4.	Pro Forma Net Worth
	March 31, 2023	$100,653,000	$113,720,853	$0	$214,373,853
	March 31, 2023 (Tangible)	$85,085,000	$113,720,853	$0	$198,805,853

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
5.	Pro Forma Assets
	March 31, 2023	$857,525,000	$113,720,853	$0	$971,245,853

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 20 years, MRP amortized over 5 years, tax effected at: 27.00%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

BV Financial, Inc.

At the Supermaximum Value

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$176,413,100
	Exchange Ratio	2.37610

	2nd Step Offering Proceeds	$152,087,500
	Less: Estimated Offering Expenses	2,832,527

	2nd Step Net Conversion Proceeds (Including Foundation)	$149,254,973

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$149,254,973
	Less: Cash Contribution to Foundation	0
	Less: Stock Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(12,167,000)
	Less: MRP Stock Purchases (2)	(6,083,500)

	Net Proceeds to be Reinvested	$131,004,473
	Estimated after-tax net incremental rate of return	3.23%

	Earnings Increase	$4,236,554
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(444,096)
	Less: Stock Programs Vesting (3)	(888,191)
	Less: Stock Option Plan Vesting (4)	(1,423,889)

	Net Earnings Increase	$1,480,378

			Before Conversion	Net Earnings Increase	After Conversion
3.	Pro Forma Earnings
	12 Months March 31, 2023, (reported)		$11,222,000	$1,480,378	$12,702,378
	12 Months March 31, 2023, (core)		$11,088,000	$1,480,378	$12,568,378

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
4.	Pro Forma Net Worth
	March 31, 2023	$100,653,000	$131,004,473	$0	$231,657,473
	March 31, 2023 (Tangible)	$85,085,000	$131,004,473	$0	$216,089,473

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
5.	Pro Forma Assets
	March 31, 2023	$857,525,000	$131,004,473	$0	$988,529,473

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 20 years, MRP amortized over 5 years, tax effected at: 27.00%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

EXHIBIT 4

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes, branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (43)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (39)	(703) 647-6546	wpommerening@rpfinancial.com
James J. Oren, Director (36)	(703) 647-6549	joren@rpfinancial.com
James P. Hennessey, Director (37)	(703) 647-6544	jhennessey@rpfinancial.com
Gregory E. Dunn, Director (39)	(703) 647-6548	gdunn@rpfinancial.com

1311-A Dolley Madison Boulevard Suite 2A McLean, VA 22101 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com